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                                                                       Exhibit l

                       TCW INVESTMENT MANAGEMENT COMPANY
                       865 S. FIGUEROA STREET, SUITE 1800
                         LOS ANGELES, CALIFORNIA 90017
                            (213) 244-0000 Telephone
                            (213) 244-0645 Facsimile



April 18, 2001

Board of Directors
TCW Convertible Securities Fund, Inc.
865 South Figueroa Street
Los Angeles, California 90017

Gentlemen:

          At your request, I have examined Amendment Number 23 filed under the Investment Company Act of 1940 to the Registration Statement on Form N-2 , to be filed by you with the Commission in connection with the registration under the Securities Act of 1933, as amended, of 10,497,839 shares of your Common Stock, $.01 par value (the "Shares"). I am familiar with the proceedings taken and proposed to be taken by you in connection with the authorization, issuance and sale of the Shares.

          Based upon my examination and upon my knowledge of your corporate activities, it is my opinion that, subject to such proceedings as now contemplated being duly taken and completed by you prior to the issuance of the Shares and subject to the issuance of an appropriate order by the Commission declaring the Registration Statement, as amended, effective, the Shares upon issuance for sale as set forth in the Registration Statement, as amended, will constitute validly issued, fully paid and nonassessable shares of your Common Stock.

          I consent to the filing of this opinion as an exhibit to the Registration Statement. I am a member of the Bar of Maryland.

                                   Respectfully submitted,

                                   /s/ Philip K. Holl

                                   Philip K. Holl